Summary of 1999 Incentive Compensation Plan

At the end of 1998, the Human Resources Committee of the Board of Directors adopted the Year 1999 Incentive Compensation Plan (the "Plan"). The Plan established target award opportunities ranging from 23% of base salary for key employees to 75% of base salary for the Chief Executive Officer. The bonuses were earned based on the achievement of certain financial targets, which are established based on the individual participant's position. For the Chief Executive Officer and the Chief Operating Officer the bonus award for 100% of targeted performance was set at 75% and 60% , respectively, of their base salaries, while for the Senior Vice Presidents the bonus awards for 100% of targeted performance were set at 55% of their respective base salaries. Messrs. Miles, Kunkle, Whiting, Weston and Jellison received bonus awards for 1999 of 55%, 44%, 59.3%, 39.3% and 40.3%, respectively.


                                      144